FORM OF
                               FIRST AMENDMENT TO
                             DISTRIBUTION AGREEMENT


     This First Amendment to the Distribution Agreement by and between The CornerCap Group of Funds (the "Trust") and Attkisson, Carter & Akers, Inc. (the "Underwriter"), dated as of March 31, 1995 (the "Distribution Agreement"), is made as of ______ __, 1996.

                              W I T N E S S E T H:

     WHEREAS, the Underwriter acts as distributor and principal underwriter for the Trust pursuant to the Distribution Agreement;

     WHEREAS, the Trust divided its common stock into two separate classes as follows, each representing a separate portfolio of investments: CornerCap Growth Fund Common Stock and CornerCap Balanced Fund Common Stock (collectively, the "Funds");

     NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Trust and Underwriter agree as follows:

1. DEFINITIONS. For purposes of the Distribution Agreement, the meaning of the word "Shares" shall be amended to refer to the shares of common stock in the Trust, regardless of whether such shares are classified into one or more separate funds of the Trust.

2. APPOINTMENT OF DISTRIBUTOR. The Trust hereby appoints and constitutes the Underwriter as distributor and principal underwriter for all the Shares of the Trust, and the Underwriter accepts such appointment as to the Shares of each Fund and agrees to perform the duties set forth in the Distribution Agreement. By virtue of this First Amendment, the Underwriter's functions as to each Fund under the Distribution Agreement will be treated separate and the Distribution Agreement shall be so interpreted. Any reimbursements or other payments required pursuant to the Distribution Agreement shall apply to each Fund separately.

3. Agreement Binding Only on Fund Property. The Distributor understands that the obligations of this Amendment or the Distribution Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust property. The Distributor represents that it has notice of the provisions of the Trust disclaiming shareholder liability for acts.

4. NO FURTHER AMENDMENTS. Except as amended herein, the Distribution Agreement shall continue in full force and effect pursuant to its terms.

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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Distribution Agreement to be executed by their duly authorized officers as of the day and year first above written.


          UNDERWRITER                                  TRUST:
Attkisson, Carter & Akers, Inc.         The CornerCap Group of Funds

By:                                     By:
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      Print Name:                           Print Name:
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      Title:                                Title:

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Attest:                                 Attest:

By:                                     By:
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      Print Name:                           Print Name:
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      Title:                                Title:

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